Exhibit 99.1

FuelCell Energy Announces Closing of $34.5 Million

Public Offering of Common Stock

23.0 million shares issued at $1.50 per share

Danbury, CT – March 27, 2012 – FuelCell Energy, Inc. (NASDAQ: FCEL) a leading manufacturer of ultra-clean, efficient and reliable fuel cell power plants, announced today the completion of an underwritten public offering of 23.0 million shares of its common stock, including 3.0 million shares sold pursuant to the full exercise of an over-allotment option previously granted to the underwriters. All of the shares were offered by FuelCell Energy at a price to the public of $1.50 per share. Total net proceeds to the Company were approximately $32.1 million. FuelCell Energy intends to use the net proceeds from this offering for growth capital and general corporate purposes. Lazard Capital Markets LLC acted as the sole book-running manager for the offering. Stifel Nicolaus Weisel acted as the co-lead manager and FBR Capital Markets & Co. acted as the co-manager for the offering.

A shelf registration statement relating to the above-described securities was previously filed with and declared effective by the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering was filed with the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the base prospectus relating to this offering can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of FuelCell Energy, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With over 180 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than one billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

FuelCell Energy, Inc.
Contact:	Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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